                                 PRESS RELEASE

                                   EXHIBIT 99

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[WILMINGTON TRUST LOGO] WILMINGTON TRUST            WILMINGTON TRUST CORPORATION
                                                             RODNEY SQUARE NORTH
                                                        1100 NORTH MARKET STREET
                                                       WILMINGTON, DE 19890-0001




NEWS RELEASE

FOR IMMEDIATE RELEASE

WILMINGTON TRUST PROFITS RISE 12%; BOARD RAISES DIVIDEND X%

Wilmington, Del., April 22, 2005 - Today Wilmington Trust Corporation (NYSE: WL) reported that net income for the first quarter of 2005 was $40.1 million. This was 12.3% higher than net income for the year-ago first quarter, and 13.3% more than for the fourth quarter of 2004.

Earnings per share for the 2005 first quarter, on a diluted basis, were $0.59. This was an 11.3% increase from the year-ago first quarter, and a 13.5% increase from the 2004 fourth quarter.

Factors in the 2005 first quarter results included:

- Loan balances that were $6.77 billion, on average, which was 7.3% higher than for the year-ago first quarter;

- A net interest margin of 3.64%, which was 11 basis points higher than for the year-ago first quarter and 5 basis points higher than for the 2004 fourth quarter;

- Net charge-offs of 4 basis points and an internal rating of "pass" for more than 96% of the loan portfolio;

- Net interest income of $77.6 million, which was 8.1% more than for the year-ago first quarter;

-     A 6.5% increase in noninterest income to $77.4 million;

- Advisory business revenue of $66.1 million, a 10.4% increase from the year-ago first quarter; and

- Operating expenses of $89.3 million, a 7.3% increase from the year-ago first quarter, but a decrease of 2.4% from the 2004 fourth quarter.

"We had a very positive first quarter, as revenues rose and the pace of expense growth slowed," said Ted T. Cecala, Wilmington Trust chairman and chief executive officer. "Good loan growth, rising market interest rates, significant improvement in the net interest margin, and strong credit quality produced excellent results in our Regional Banking business. We also saw good growth in the Wealth Advisory business, and record-high results from our value-style affiliate money manager, while weak demand for capital markets services limited growth in the Corporate Client business."

In consideration of the continued growth in net income and stockholders' equity, the Board of Directors raised the quarterly cash dividend by 5.3%, from $0.285 to $0.30 per share. On an annualized basis, this raised the dividend from $1.14 to $1.20. The quarterly dividend will be paid on May 16, 2005, to stockholders of record on May 2, 2005.

Today's action marked the 24th consecutive year of increases in the cash dividend. According to Mergent, Inc.'s Dividend Achievers, fewer than 3% of the dividend-paying companies that trade on U.S. exchanges can match this record.

On an annualized basis, first quarter 2005 results generated a return on average assets of 1.72% and a return on average stockholders' equity of 17.80%. The corresponding returns for the first quarter of 2004 were 1.61% and 17.69%, respectively.

REGIONAL BANKING BENEFITS FROM HEALTHY ECONOMY, LOAN GROWTH

A healthy and broadly diversified economy in the Delaware Valley, where the Regional Banking business is focused, contributed to loan growth, which exceeded 7% on both a period-end and average-balance basis. The 2005 first quarter marked the 16th consecutive quarter of loan growth.

Total loan balances were $6.77 billion, on average, and reflected business development with new and existing clients throughout Delaware and southeastern Pennsylvania. Loans from the Pennsylvania market were $1.44 billion, on average, which represented approximately 21% of the total portfolio.

Economic indicators remained positive for the region. The Federal Reserve Bank of Philadelphia released Economic Activity Indexes for Pennsylvania, Delaware, and New Jersey that reported increases in economic activity in all three states over the past 12 months (as of February 2005, the most recent report available). Unemployment rates in Delaware and the Philadelphia metropolitan area remained lower than the national rate.

C&I LENDING DRIVES COMMERCIAL LOAN GROWTH

Commercial banking activities are targeted to middle-market businesses (privately owned or closely held businesses throughout the Delaware Valley region with annual sales of up to $250 million). Commercial lending accounted for most of the growth in total loan balances.

Commercial loan balances were $4.51 billion, on average, for the 2005 first quarter. This was 8.5% higher than for the year-ago first quarter, and 3.1% more than for the 2004 fourth quarter. Approximately 36% of the commercial loan growth was generated by the southeastern Pennsylvania market.

Half of the growth in the commercial portfolio was in the commercial, financial, and agricultural (C&I) category. C&I balances were $2.5 billion, on average, which was 8.1% more than for the year-ago first quarter, and 4.4% more than for the 2004 fourth quarter. Slightly more than half of the year-over-year C&I loan growth came from the southeastern Pennsylvania market. Contributing to this growth were transportation companies and suppliers of building and infrastructure materials, whose borrowings were for working capital and new equipment.

Borrowings in the two other commercial loan categories - real estate/construction and commercial mortgage - continued to expand throughout the region. On a combined basis, balances for these two categories averaged $1.99 billion for the 2005 first quarter, which was 9.1% more than for the year-ago first quarter. Almost all of the growth in these balances occurred in Delaware, where population growth in the southern part of the state continued to drive demand for residential tract and related retail development.

RETAIL LOAN GROWTH REFLECTS HOME EQUITY, AUTO INDIRECT INCREASES

Total retail loan balances were $2.26 billion, on average, for the 2005 first quarter, which was 5.0% more than for the year-ago first quarter. All of this growth occurred in the consumer loan portfolio, which averaged $1.23 billion for the 2005 first quarter. This was 15.3% higher than for the year-ago first quarter, and 2.7% more than for the fourth quarter of 2004.

Within the consumer portfolio, most of the growth was in home equity and indirect auto lending (loans made to clients through auto dealers). First quarter 2005 home equity loan balances were $309.8 million, on average, which was 25.1% and 5.1% higher than for the year-ago and linked quarters, respectively.

Indirect auto loan balances were $553.1 million, on average, for the 2005 first quarter, which was 13.7% and 1.6% higher than for the year-ago and linked quarters, respectively. Most of these loans are for late-model used cars, and they typically have shorter terms, but higher yields, than new car loans. The sales office that opened in October 2004 in Bel Air, Maryland, midway between Wilmington and Baltimore, contributed to the growth in these balances.

Residential mortgage balances declined 11.3% from the year-ago first quarter because of prepayments and refinancings, and the ongoing practice of selling all new fixed-rate residential mortgage production into the secondary market.

Within the retail loan portfolio, consumer banking and residential mortgage activities are focused on clients in Delaware. Loans secured with liquid collateral are associated primarily with Wealth Advisory clients throughout the United States.

CORE DEPOSIT BALANCES RISE

Core deposits were $4.83 billion, on average, for the 2005 first quarter. This was 9.9% higher than for the year-ago first quarter, and 1.6% more than for the fourth quarter of 2004. Approximately 94% of core deposits in the 2005 first quarter were associated with clients in Delaware.

Most of the year-over-year and linked-quarter increases in core deposits were in local certificates of deposit (CDs) in amounts of $100,000 and more, for which balances were $370.1 million, on average, for the 2005 first quarter. Approximately 60% of this amount reflected consumer deposits from clients in Delaware; approximately 20% was associated with commercial banking depositors in the Delaware Valley region; approximately 18% was associated with Wealth Advisory clients; and approximately 2% was associated with Corporate Client Services clients.

Core deposits, including local CDs of $100,000 and more, continued to fund most of the growth in earning assets. Opposite 2005 first quarter loan growth of $460.8 million, on average, core deposit balances rose by $436.0 million. Augmenting core deposits as a source of funding was a combination of short-term borrowings and national CDs in amounts that were relatively unchanged from the year-ago first quarter and the 2004 fourth quarter. While the cost of purchased funding exceeded the rate paid on core interest-bearing deposits, this funding strategy minimizes the growth of annual operating expenses and capital investments associated with a large-scale expansion of the branch office network.

NET INTEREST MARGIN IMPROVES SIGNIFICANTLY

The net interest margin was 3.64%, which was 11 basis points higher than for the year-ago first quarter and 5 basis points higher than for the 2004 fourth quarter. This improvement occurred because increases in the yield on earning assets outpaced increases in the cost of funds to support earning assets.

This was due mainly to the market interest rate environment. Market interest rates, as set by the Federal Open Market Committee (FOMC), were 175 basis points higher at the end of the 2005 first quarter than they were at the end of the year-ago first quarter, and 50 basis points higher than at the end of the 2004 fourth quarter.

As a result, for the first quarter of 2005, the average yield on earning assets was 82 basis points higher than for the year-ago first quarter, opposite a 71-basis-point increase in the cost of funds. Compared with the 2004 fourth quarter, the average yield on earning assets rose 31 basis points, while the cost of funds was 26 basis points higher.

CREDIT QUALITY REMAINS STABLE

All key measures of credit quality improved during the 2005 first quarter. Net charge-offs, nonaccruing loans, and loans past due 90 days or more decreased from their year-ago first quarter as well as their linked-quarter levels. The percentage of loans rated "pass" in the internal risk-rating analysis remained higher than 96% for the fourth consecutive quarter.

The net charge-off ratio, which management regards as the primary measure of credit quality, was 4 basis points for the 2005 first quarter. This was 3 basis points lower than for the year-ago first quarter, and 4 basis points lower than for the 2004 fourth quarter.

Nonaccruing loans amounted to $39.5 million at the end of the first quarter, which was $1.1 million less than at the end of the year-ago first quarter, and $16.9 million less than at the end of 2004. The linked-quarter decline reflected receipt of the remaining payment on a $23 million loan that was transferred to nonaccruing status during the 2004 third quarter. This payment was the primary cause of the 45-basis-point linked-quarter decrease in the percentage of loans rated "substandard" in the internal risk-rating analysis.

This payment also was the main factor in the linked-quarter decline in total nonperforming assets. On a year-over-year basis, nonperforming assets increased because they included a $5.1 million loan that was renegotiated during the 2004 fourth quarter.

Changes in the reserve and provision for loan losses reflected loan growth and stability in credit quality. On a percentage basis, the composition of assets in the loan portfolio remained relatively unchanged, and the portfolio remained diversified across commercial and consumer lines.

INVESTMENT PORTFOLIO BALANCES DECLINE SLIGHTLY

Investment portfolio balances, on average, were $1.84 billion for the 2005 first quarter, which was slightly less than for the 2004 fourth quarter, and 3.0% lower than for the year-ago first quarter.

At March 31, 2005, the average life of the portfolio was 6.42 years and the duration was 3.07. In comparison, at December 31, 2004, the average life was
6.41 years and the
duration was 2.66. On a percentage basis, the composition of investments in the portfolio remained relatively unchanged.

Securities gains of $0.8 million were recorded during the 2005 first quarter as part of routine balance sheet management. Approximately $0.2 million of that amount was associated with securities on which call provisions were exercised. The remainder was associated primarily with amortizing mortgage-backed instruments with small remaining balances, which were sold and replaced with higher-yielding securities. This caused the increase in the portfolio's duration.

CORE ADVISORY AND INVESTMENT SERVICES DRIVE WEALTH ADVISORY GROWTH

Wealth Advisory Services (WAS) revenue totaled $43.5 million for the 2005 first quarter. This amount was 9.6% higher than for the year-ago first quarter, and 4.8% more than for the 2004 fourth quarter.

Of the three components of WAS revenue, most of the growth occurred in core trust and investment advisory services, which rose 10.0% from the year-ago first quarter to $29.6 million. Revenue from investment management services was a significant contributor to this increase.

Fees from planning and other services were $9.1 million for the 2005 first quarter. Approximately $2 million of this amount was contributed by Grant Tani Barash & Altman (GTBA), the Beverly Hills-based business management and family office firm acquired in October 2004.

Fees from mutual fund services were lower on a year-over-year as well as a linked-quarter basis, as clients continued to redeem shares of low-yielding money-market funds. Approximately 95% of WAS mutual fund fees are tied to money market funds.

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New business from new clients as well as existing clients generated approximately $5 million of annualized fees for the 2005 first quarter. For the year-ago first quarter, new business results included fees for several highly specialized financial plans. Excluding these nonrecurring fees, new annualized fees were 6.6% higher than for the year-ago first quarter. New business development was particularly strong in the California, Florida, Maryland, and New York markets.

New fees associated with asset management services were 63% higher than for the year-ago first quarter. Recurring fees (as opposed to one-time fees) accounted for approximately 60% of new business recorded during the 2005 first quarter, compared with approximately 45% for the year-ago first quarter.

WEAK CAPITAL MARKETS DAMPEN CORPORATE CLIENT SERVICES RESULTS

Corporate Client Services (CCS) revenue was $18.0 million for the 2005 first quarter. This was slightly ahead of the year-ago first quarter and equal to the amount recorded for the 2004 fourth quarter. Good growth in the entity management and retirement services components of the CCS business was not strong enough to offset continued weakness in the capital markets sector.

Revenue from entity management (services that support structures and transactions in preferred legal jurisdictions) was $5.9 million, which was 7.3% more than for the year-ago first quarter. Income from services provided in Europe rose 6.8%. Sales of entity management services rose 10.1%. Most of this increase resulted from strong demand for Nevada-based services.

Revenue from corporate retirement services rose 14.3% to $3.2 million, and new business volumes were 39.6% higher. Most of the growth was in fees for trust services that support defined contribution plans (such as 401(k) plans) and executive compensation plans. Corporate retirement services are marketed in partnership with leading third-party retirement plan record keepers. More of these partnerships were established during the past 12 months, which contributed to the increased volume in this component of the CCS business.

Revenue from capital markets services (trust and administrative services that support structured finance transactions) was $7.6 million. This was 2.6% lower than for both the year-ago first quarter and the 2004 fourth quarter. Factors in these declines included:

- Downward pricing pressures, as demand for structured finance transactions remained weak, and as saturation in the market for trust-preferred issues caused pricing on related services to shift to lower, commodity-driven levels.

- Less market innovation, and fewer introductions of new structures, which typically command higher fees than more established structures.

- Fewer issues of asset-backed securitizations, as well as shorter-duration contracts. Today the typical maturity of asset-backed contracts is approximately half as long as it was three years ago, which means these accounts terminate more quickly than in the past.

MANAGED ASSETS AT CRAMER ROSENTHAL MCGLYNN SURPASS PREVIOUS RECORDS

Assets under management at value-style affiliate money manager Cramer Rosenthal McGlynn (CRM) totaled $7.23 billion at March 31, 2005. This was 40.4% higher than the $5.15 billion recorded at the same time last year, and 4.3% higher than at the end of 2004. A combination of new business and market appreciation accounted for the increase. CRM's managed assets have risen every quarter since the first quarter of 2003, and the current level is the highest ever recorded by the firm.

First quarter 2005 income from the investment in CRM was $4.3 million, which was more than twice as much as for the year-ago first quarter, and 10.3% more than for the 2004 fourth quarter. Approximately $1.4 million of the 2005 first quarter amount represented a nonrecurring gain on the sale of an equity investment.

PROFITABILITY CONTINUES AT ROXBURY CAPITAL MANAGEMENT

Income from the investment in growth-style affiliate money manager Roxbury Capital Management (RCM) was $0.3 million for the 2005 first quarter, which was 50.0% higher than for the year-ago first quarter. On a linked-quarter basis, income from RCM fell because RCM's seasonal and benefit expenses were higher for the 2005 first quarter than for the 2004 fourth quarter.

RCM's managed assets were $2.83 billion at March 31, 2005, which was lower than the levels at the end of the year-ago and linked-quarter periods. Additions to RCM's small- and mid-capitalization products were not strong enough to offset outflows from its large-capitalization product.

SERVICE CHARGES AFFECTED BY RISING RATES, CHANGING CLIENT BEHAVIOR

Income from service charges on deposit accounts was $6.7 million for the 2005 first quarter, which was 18.3% lower than for the year-ago first quarter, and 9.5% lower than for the 2004 fourth quarter. Several factors contributed to the decline:

- Rising interest rates are generating higher earnings credits, which are offsetting service charges on commercial deposit accounts.

- ATM fees declined 13.6% from the year-ago first quarter, as consumers made larger, but fewer, ATM withdrawals, and because the volume of point-of-sale (POS) transactions increased. POS volumes were nearly 5% higher than for the year-ago first quarter, opposite decreases of more than 6% in ATM volumes.

- Teller transaction volumes were more than 7% lower than for the year-ago first quarter.

THE PACE OF EXPENSE GROWTH SLOWS

Noninterest, or operating, expenses were $89.3 million for the 2005 first quarter. This was 7.3% higher than for the year-ago first quarter, but 2.4% lower than for the 2004 fourth quarter.

Nearly two-thirds of first-quarter 2005 operating expenses, or $54.2 million, were associated with staffing-related costs, including salaries and wages, incentives and bonuses, and employment benefit expense. Staffing costs were 5.0% higher than for the year-ago first quarter, and 1.9% more than for the 2004 fourth quarter.

At March 31, 2005, there were 2,462 full-time equivalent staff members, which was 122 more than at the same time last year, and 34 more than at the end of 2004. GTBA staff accounted for 42 of the year-over-year increase in staff, and for 2 of the linked-quarter increase.

Salaries and wages amounted to $32.9 million for the 2005 first quarter, which was 1.5% more than for the year-ago first quarter, but 8.9% lower than for the 2004 fourth quarter. The low rate of year-over-year growth, and the linked-quarter decline, were attributable to:

- A difference in the number of days of pay. The 2005 first quarter had one less day of pay than for the year-ago first quarter, and 2 fewer days of pay than for the 2004 fourth quarter. Each day of pay represents approximately $0.5 million of salary and wage expense.

- A new pay structure for some staff that decreased the percentage of compensation that is salary-based and increased the percentage that is incentive-based.

-     Lower temporary help expenses.

In employment benefit costs, the year-over-year and linked-quarter increases reflected higher health insurance and pension costs, as well as the higher number of staff. Contributing to the linked-quarter increase was the fact that first-quarter employment benefit expenses include payroll taxes and 401(k) plan matches that are fully loaded in the first half of the year, but which tend to decrease in the second half, as their limits are met.

Of the year-over-year increases in other expense categories:

- Furniture, equipment, and supplies expense reflected higher depreciation costs associated with the new desktop operating system installed company-wide in 2004.

- Advertising and contributions expense reflected the payment of several large charitable donations.

- Servicing and consulting fees included fees paid to third-party investment advisors, and reflected increased demand for investment consulting services.

- Other noninterest expense included higher telecommunications, insurance, and audit costs.

On a linked-quarter basis, most of these expense categories declined.

SHARE REPURCHASE ACTIVITY MINIMAL

During the 2005 first quarter, the company bought back 32,812 of its shares at an average per-share price of $34.91 and a total cost of $1.1 million. This brought the total number of shares repurchased under the current 8-million-share program, which commenced in April 2002, to 667,405, leaving 7,332,595 available for repurchase.

OUTLOOK FOR THE 2005 SECOND QUARTER

Commenting on the outlook for the second quarter of 2005, Cecala said:

- "We expect year-over-year loan growth to continue in the 6% to 7% range for the second quarter, assuming no significant change in the Delaware Valley economy.

- "The net interest margin may fall below 3.60%, due to pricing pressure on retail deposits, absent further FOMC increases.

- "Our net charge-offs and provision for loan losses continue to be among the lowest in our company's history. Credit quality remains strong, but a normal operating provision of between $4 million and $5 million per quarter could be possible.

- "We look for a linked-quarter increase in Wealth Advisory revenue in the 3% to 5% range, assuming more stable financial markets.

- "Weakness in the capital markets sector continues to limit growth in Corporate Client revenue, which we project to be relatively unchanged from the 2005 first quarter.

- "We expect second quarter income from the affiliate money managers to be lower, since first quarter 2005 income from the affiliates included approximately $1.4 million in nonrecurring fees.

-     "We do not anticipate any growth in service charges on deposit accounts.

- "Salary and wage costs will be at least $1 million higher in the second quarter simply because there are two more business days in the second quarter than there were in the first.

- "We expect total expenses to remain in the $90 million to $92 million range."

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

CONFERENCE CALL TODAY

Management will discuss the 2005 first quarter and the outlook for the 2005 second quarter in a conference call today at 10:00 a.m. (EDT). To access the call, dial (800) 475-2151. Supporting materials, financial statements, and audio streaming will be available at www.wilmingtontrust.com.

A rebroadcast of the call will be available from 12:30 p.m. today until Friday, April 29, at 5:00 p.m. (EDT), by calling (877) 519-4471 and using PIN number 5898930. To access the rebroadcast from outside the United States, dial (973) 341-3080 and use the same PIN number.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements that reflect the company's current expectations about its future performance. These statements rely on a number of assumptions and estimates and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could affect the company's future financial results include, among other things, changes in national or regional economic conditions, changes in market interest rates, increased competition in the company's businesses, and higher-than-expected credit losses. These factors are discussed more fully in the reports the company files with the Securities and Exchange Commission. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

ABOUT WILMINGTON TRUST

Wilmington Trust Corporation (NYSE: WL) is a financial services holding company that provides wealth management and specialized corporate services to clients throughout the United States and in more than 50 other countries, and commercial banking services throughout the Delaware Valley region. Its wholly owned bank subsidiary, Wilmington Trust Company, is the 15th largest personal trust provider in the United States, and the leading retail and commercial bank in Delaware. Wilmington Trust and its affiliates have offices in California, Delaware, Florida, Georgia, Maryland, Nevada, New York, Pennsylvania, the Cayman Islands, the Channel Islands, London, and Dublin, and other affiliates in Milan. For more information, visit www.wilmingtontrust.com.

                                     # # #

CONTACTS

Investors and analysts:         News media:

Ellen J. Roberts                Bill Benintende
Investor Relations              Public Relations
(302) 651-8069                  (302) 651-8268
eroberts@wilmingtontrust.com    wbenintende@wilmingtontrust.com

                                      # # #

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
               As of and for the three months ended March 31, 2005

                                   HIGHLIGHTS

                                                                Three Months Ended
                                                  --------------------------------------------
                                                      Mar. 31,        Mar. 31,            %
                                                        2005           2004             Change
----------------------------------------------------------------------------------------------
OPERATING RESULTS (IN MILLIONS)
Net interest income                               $         77.6   $      71.8            8.1
Provision for loan losses                                   (3.1)         (5.5)         (43.6)
Noninterest income                                          77.4          72.7            6.5
Noninterest expense                                         89.3          83.2            7.3
Net income                                                  40.1          35.7           12.3

PER SHARE DATA
Basic net income                                  $         0.59   $      0.54            9.3
Diluted net income                                          0.59          0.53           11.3
Dividends paid                                             0.285          0.27            5.6
Book value at period end                                   13.49         12.59            7.1
Market value at period end                                 35.10         37.37           (6.1)
Market range:
      High                                                 36.26         38.80           (6.5)
      Low                                                  33.40         35.42           (5.7)

AVERAGE SHARES OUTSTANDING (IN THOUSANDS)
Basic                                                     67,480        66,160            2.0
Diluted                                                   68,233        67,493            1.1

AVERAGE BALANCE SHEET (IN MILLIONS)
Investment portfolio                              $      1,840.7   $   1,898.5           (3.0)
Loans                                                    6,769.5       6,308.7            7.3
Earning assets                                           8,630.4       8,224.0            4.9
Core deposits                                            4,831.2       4,395.2            9.9
Stockholders' equity                                       913.6         811.8           12.5

STATISTICS AND RATIOS (NET INCOME ANNUALIZED)
Return on average stockholders' equity                     17.80%        17.69%           0.6
Return on average assets                                    1.72%         1.61%           6.8
Net interest margin (taxable equivalent)                    3.64%         3.53%           3.1
Dividend payout ratio                                      48.13%        50.14%          (4.0)
Full-time equivalent headcount                             2,462         2,340            5.2

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
               As of and for the three months ended March 31, 2005

                           QUARTERLY INCOME STATEMENT

                                                                                    Three Months Ended
                                                        ---------------------------------------------------------------------------
                                                                                                                  % Change From:
                                                                                                               --------------------
                                                        Mar. 31,   Dec. 31,   Sept.30,   June 30,   Mar. 31,    Prior       Prior
(in millions)                                             2005       2004       2004       2004       2004     Quarter       Year
----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME
      Interest income                                    $112.9     $106.1     $ 97.8     $ 91.6     $ 91.0        6.4       24.1
      Interest expense                                     35.3       29.7       23.8       19.4       19.2       18.9       83.9
-----------------------------------------------------------------------------------------------------------
          Net interest income                              77.6       76.4       74.0       72.2       71.8        1.6        8.1
      Provision for loan losses                            (3.1)      (4.0)      (2.9)      (3.2)      (5.5)     (22.5)     (43.6)
-----------------------------------------------------------------------------------------------------------
          Net interest income after provision
              for loan losses                              74.5       72.4       71.1       69.0       66.3        2.9       12.4
                                                         --------------------------------------------------

NONINTEREST INCOME
      Advisory fees:
          Wealth Advisory Services
              Trust and investment advisory fees           29.6       29.1       27.4       26.9       26.9        1.7       10.0
              Mutual fund fees                              4.8        4.9        5.0        4.9        5.2       (2.0)      (7.7)
              Planning and other services                   9.1        7.5        4.6        5.6        7.6       21.3       19.7
-----------------------------------------------------------------------------------------------------------
                  Total Wealth Advisory Services           43.5       41.5       37.0       37.4       39.7        4.8        9.6
                                                         --------------------------------------------------
          Corporate Client Services
              Capital markets services                      7.6        7.8        7.1        8.3        7.8       (2.6)      (2.6)
              Entity management services                    5.9        5.8        5.8        5.4        5.5        1.7        7.3
              Retirement services                           3.2        3.0        2.9        3.2        2.8        6.7       14.3
              Cash management services                      1.3        1.4        1.4        1.5        1.8       (7.1)     (27.8)
-----------------------------------------------------------------------------------------------------------
                  Total Corporate Client Services          18.0       18.0       17.2       18.4       17.9         --        0.6
                                                         --------------------------------------------------
          Cramer Rosenthal McGlynn                          4.3        3.9        2.5        2.5        2.1       10.3      104.8
          Roxbury Capital Management                        0.3        0.9        0.3        0.2        0.2      (66.7)      50.0
-----------------------------------------------------------------------------------------------------------
              Advisory fees                                66.1       64.3       57.0       58.5       59.9        2.8       10.4
          Amortization of affiliate other intangibles      (1.0)      (1.0)      (0.6)      (0.5)      (0.4)        --      150.0
-----------------------------------------------------------------------------------------------------------
              Advisory fees after amortization
                  of affiliate other intangibles           65.1       63.3       56.4       58.0       59.5        2.8        9.4
                                                         --------------------------------------------------
      Service charges on deposit accounts                   6.7        7.4        7.8        8.1        8.2       (9.5)     (18.3)
      Other noninterest income                              4.8        4.8        4.6        4.1        5.0         --       (4.0)
      Securities gains/(losses)                             0.8       (1.1)       0.6         --         --         --         --
-----------------------------------------------------------------------------------------------------------
          Total noninterest income                         77.4       74.4       69.4       70.2       72.7        4.0        6.5
                                                         --------------------------------------------------
          Net interest and noninterest income             151.9      146.8      140.5      139.2      139.0        3.5        9.3
                                                         --------------------------------------------------

NONINTEREST EXPENSE
      Salaries and wages                                   32.9       36.1       33.8       32.4       32.4       (8.9)       1.5
      Incentives and bonuses                                8.8        7.6        7.1        6.4        8.3       15.8        6.0
      Employment benefits                                  12.5        9.5       10.3       10.0       10.9       31.6       14.7
      Net occupancy                                         5.7        5.6        5.2        5.0        5.3        1.8        7.5
      Furniture, equipment, and supplies                    8.4        8.6        8.1        7.8        7.6       (2.3)      10.5
      Other noninterest expense:
          Advertising and contributions                     2.1        2.3        1.9        2.8        1.6       (8.7)      31.3
          Servicing and consulting fees                     5.4        5.6        5.9        5.0        4.6       (3.6)      17.4
          Travel, entertainment, and training               1.7        2.4        2.2        2.3        1.7      (29.2)        --
          Originating and processing fees                   2.2        2.8        2.1        2.0        2.1      (21.4)       4.8
          Other expense                                     9.6       11.0       10.3        8.7        8.7      (12.7)      10.3
-----------------------------------------------------------------------------------------------------------
              Total other noninterest expense              21.0       24.1       22.4       20.8       18.7      (12.9)      12.3
                                                         --------------------------------------------------
          Total noninterest expense                        89.3       91.5       86.9       82.4       83.2       (2.4)       7.3
                                                         --------------------------------------------------
          Income before income taxes and
              minority interest                            62.6       55.3       53.6       56.8       55.8       13.2       12.2
Applicable income taxes                                    22.5       19.9       19.2       19.9       19.8       13.1       13.6
-----------------------------------------------------------------------------------------------------------
          Net income before minority interest              40.1       35.4       34.4       36.9       36.0       13.3       11.4
Minority interest                                            --         --         --        0.4        0.3         --     (100.0)
-----------------------------------------------------------------------------------------------------------
          Net income                                     $ 40.1     $ 35.4     $ 34.4     $ 36.5     $ 35.7       13.3       12.3
                                                         ==================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
               As of and for the three months ended March 31, 2005

                             STATEMENT OF CONDITION

                                                                                                                    % Change From
                                                                                                                  -----------------
                                                     Mar. 31,    Dec. 31,    Sept. 30,   June 30,    Mar. 31,      Prior    Prior
(in millions)                                          2005       2004        2004        2004         2004       Quarter    Year
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                              $  158.0    $  248.6    $  217.7    $  402.6    $  193.5     (36.4)    (18.3)
                                                     --------------------------------------------------------
Federal funds sold and securities
     purchased under agreements to resell               131.4        63.3       332.1        67.5       151.5     107.6     (13.3)
                                                     --------------------------------------------------------
Investment securities:
     U.S. Treasury and government agencies              452.8       441.3       447.1       416.9       468.1       2.6      (3.3)
     Obligations of state and political subdivisions     11.8        12.4        12.7        14.0        14.3      (4.8)    (17.5)
     Preferred stock                                     97.1        99.9       122.9       121.4       121.2      (2.8)    (19.9)
     Mortgage-backed securities                         946.5       929.2       957.5       950.1     1,038.2       1.9      (8.8)
     Other securities                                   323.0       330.5       323.8       327.8       301.5      (2.3)      7.1
-------------------------------------------------------------------------------------------------------------
         Total investment securities                  1,831.2     1,813.3     1,864.0     1,830.2     1,943.3       1.0      (5.8)
                                                     --------------------------------------------------------
Loans:
     Commercial, financial, and agricultural          2,519.0     2,505.2     2,428.6     2,408.7     2,338.8       0.6       7.7
     Real estate - construction                         821.9       735.4       759.0       695.9       733.0      11.8      12.1
     Mortgage - commercial                            1,240.2     1,246.8     1,186.6     1,195.8     1,144.5      (0.5)      8.4
-------------------------------------------------------------------------------------------------------------
         Total commercial loans                       4,581.1     4,487.4     4,374.2     4,300.4     4,216.3       2.1       8.7
                                                     --------------------------------------------------------
     Mortgage - residential                             428.3       431.3       439.8       447.6       471.9      (0.7)     (9.2)
     Consumer                                         1,255.7     1,239.6     1,182.6     1,132.1     1,073.7       1.3      17.0
     Secured with liquid collateral                     594.5       604.7       619.4       603.1       609.1      (1.7)     (2.4)
-------------------------------------------------------------------------------------------------------------
         Total retail loans                           2,278.5     2,275.6     2,241.8     2,182.8     2,154.7       0.1       5.7
                                                     --------------------------------------------------------
         Total loans net of unearned income           6,859.6     6,763.0     6,616.0     6,483.2     6,371.0       1.4       7.7
Reserve for loan losses                                 (90.4)      (89.7)      (91.3)      (92.5)      (91.2)      0.8      (0.9)
-------------------------------------------------------------------------------------------------------------
         Net loans                                    6,769.2     6,673.3     6,524.7     6,390.7     6,279.8       1.4       7.8
                                                     --------------------------------------------------------
Premises and equipment                                  148.4       150.3       151.5       152.5       151.4      (1.3)     (2.0)
Goodwill                                                336.9       337.0       325.6       268.7       256.0        --      31.6
Other intangibles                                        42.7        43.8        34.6        28.7        23.6      (2.5)     80.9
Other assets                                            157.6       180.6       180.7       148.7       171.3     (12.7)     (8.0)
-------------------------------------------------------------------------------------------------------------
         Total assets                                $9,575.4    $9,510.2    $9,630.9    $9,289.6    $9,170.4       0.7       4.4
                                                     ========================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
     Noninterest-bearing demand                      $1,012.4    $1,118.8    $1,167.5    $1,207.2    $1,054.6      (9.5)     (4.0)
     Interest-bearing:
       Savings                                          356.5       355.5       358.1       373.4       379.0       0.3      (5.9)
       Interest-bearing demand                        2,366.9     2,442.5     2,342.4     2,296.5     2,275.4      (3.1)      4.0
       Certificates under $100,000                      782.6       765.4       762.3       762.7       769.3       2.2       1.7
       Local certificates $100,000 and over             387.5       305.4       181.1       155.5       137.6      26.9     181.6
-------------------------------------------------------------------------------------------------------------
         Total core deposits                          4,905.9     4,987.6     4,811.4     4,795.3     4,615.9      (1.6)      6.3
       National certificates $100,000 and over        1,985.2     1,884.3     2,177.9     1,627.0     2,243.0       5.4     (11.5)
-------------------------------------------------------------------------------------------------------------
         Total deposits                               6,891.1     6,871.9     6,989.3     6,422.3     6,858.9       0.3       0.5
                                                     --------------------------------------------------------
Short-term borrowings:
     Federal funds purchased and securities sold
       under agreements to repurchase                 1,215.5     1,120.2     1,111.6     1,434.9       885.5       8.5      37.3
     U.S. Treasury demand                                 4.0        37.1        78.6        64.1        18.6     (89.2)    (78.5)
-------------------------------------------------------------------------------------------------------------
         Total short-term borrowings                  1,219.5     1,157.3     1,190.2     1,499.0       904.1       5.4      34.9
                                                     --------------------------------------------------------
Other liabilities                                       153.1       167.0       150.2       142.5       152.0      (8.3)      0.7
Long-term debt                                          400.3       408.6       410.7       398.0       418.6      (2.0)     (4.4)
-------------------------------------------------------------------------------------------------------------
         Total liabilities                            8,664.0     8,604.8     8,740.4     8,461.8     8,333.6       0.7       4.0
                                                     --------------------------------------------------------
Minority interest                                         0.2         0.1          --         1.4         1.0     100.0     (80.0)
Stockholders' equity                                    911.2       905.3       890.5       826.4       835.8       0.7       9.0
-------------------------------------------------------------------------------------------------------------
       Total liabilities and stockholders'
         equity                                      $9,575.4    $9,510.2    $9,630.9    $9,289.6    $9,170.4       0.7       4.4
                                                     ========================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
               As of and for the three months ended March 31, 2005

                         AVERAGE STATEMENT OF CONDITION

                                                                                                                % Change From
                                                        2005       2004       2004       2004       2004      ------------------
                                                        First     Fourth      Third     Second      First      Prior      Prior
(in millions)                                          Quarter    Quarter    Quarter    Quarter    Quarter    Quarter      Year
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                               $  226.5   $  224.9   $  226.0   $  203.8   $  193.9      0.7       16.8
                                                      ----------------------------------------------------
Federal funds sold and securities
     purchased under agreements to resell                 20.2       33.7       28.5       16.3       16.8    (40.1)      20.2
                                                      ----------------------------------------------------
Investment securities:
     U.S. Treasury and government agencies               440.9      459.7      449.6      430.0      465.3     (4.1)      (5.2)
     Obligations of state and political subdivisions      11.9       12.5       12.7       14.2       14.7     (4.8)     (19.0)
     Preferred stock                                      99.3      122.5      121.2      119.5      120.3    (18.9)     (17.5)
     Mortgage-backed securities                          960.5      936.5      960.4      989.4    1,008.8      2.6       (4.8)
     Other securities                                    328.1      319.1      322.2      305.9      289.4      2.8       13.4
----------------------------------------------------------------------------------------------------------
         Total investment securities                   1,840.7    1,850.3    1,866.1    1,859.0    1,898.5     (0.5)      (3.0)
                                                      ----------------------------------------------------
Loans:
     Commercial, financial, and agricultural           2,512.9    2,407.3    2,403.3    2,361.1    2,325.2      4.4        8.1
     Real estate - construction                          760.2      749.1      718.1      735.2      725.0      1.5        4.9
     Mortgage - commercial                             1,233.6    1,215.0    1,186.4    1,169.2    1,103.1      1.5       11.8
----------------------------------------------------------------------------------------------------------
         Total commercial loans                        4,506.7    4,371.4    4,307.8    4,265.5    4,153.3      3.1        8.5
                                                      ----------------------------------------------------
     Mortgage - residential                              427.5      434.3      440.2      459.3      481.7     (1.6)     (11.3)
     Consumer                                          1,234.6    1,202.4    1,164.1    1,097.6    1,071.1      2.7       15.3
     Secured with liquid collateral                      600.7      613.8      616.8      597.6      602.6     (2.1)      (0.3)
----------------------------------------------------------------------------------------------------------
         Total retail loans                            2,262.8    2,250.5    2,221.1    2,154.5    2,155.4      0.5        5.0
                                                      ----------------------------------------------------
         Total loans net of unearned income            6,769.5    6,621.9    6,528.9    6,420.0    6,308.7      2.2        7.3
Reserve for loan losses                                  (89.0)     (89.7)     (92.3)     (90.0)     (89.1)    (0.8)      (0.1)
----------------------------------------------------------------------------------------------------------
         Net loans                                     6,680.5    6,532.2    6,436.6    6,330.0    6,219.6      2.3        7.4
                                                      ----------------------------------------------------
Premises and equipment                                   150.2      151.4      152.9      151.9      151.9     (0.8)      (1.1)
Goodwill                                                 337.0      337.7      325.4      256.1      243.2     (0.2)      38.6
Other intangibles                                         43.3       41.8       35.1       23.5       23.7      3.6       82.7
Other assets                                             171.0      174.9      159.6      159.4      167.5     (2.2)       2.1
----------------------------------------------------------------------------------------------------------
         Total assets                                 $9,469.4   $9,346.9   $9,230.2   $9,000.0   $8,915.1      1.3        6.2
                                                      ====================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
     Noninterest-bearing demand                       $  959.3   $1,016.6   $  959.7   $  890.6   $  842.0     (5.6)      13.9
     Interest-bearing:
       Savings                                           354.5      356.6      368.4      379.5      372.1     (0.6)      (4.7)
       Interest-bearing demand                         2,373.4    2,360.3    2,297.1    2,319.4    2,267.0      0.6        4.7
       Certificates under $100,000                       773.9      767.2      763.9      762.7      779.3      0.9       (0.7)
       Local certificates $100,000 and over              370.1      252.6      189.0      133.5      134.8     46.5      174.6
----------------------------------------------------------------------------------------------------------
         Total core deposits                           4,831.2    4,753.3    4,578.1    4,485.7    4,395.2      1.6        9.9
       National certificates $100,000 and over         1,940.4    2,017.3    1,937.1    1,980.9    2,223.9     (3.8)     (12.7)
----------------------------------------------------------------------------------------------------------
         Total deposits                                6,771.6    6,770.6    6,515.2    6,466.6    6,619.1       --        2.3
                                                      ----------------------------------------------------
Short-term borrowings:
     Federal funds purchased and securities sold
       under agreements to repurchase                  1,197.9    1,103.3    1,289.8    1,139.5      893.0      8.6       34.1
     U.S. Treasury demand                                  8.5       10.0        3.8       12.4       11.8    (15.0)     (28.0)
----------------------------------------------------------------------------------------------------------
         Total short-term borrowings                   1,206.4    1,113.3    1,293.6    1,151.9      904.8      8.4       33.3
                                                      ----------------------------------------------------
Other liabilities                                        170.4      158.7      147.0      151.3      168.3      7.4        1.2
Long-term debt                                           407.3      409.9      403.2      405.3      410.8     (0.6)      (0.9)
----------------------------------------------------------------------------------------------------------
         Total liabilities                             8,555.7    8,452.5    8,359.0    8,175.1    8,103.0      1.2        5.6
                                                      ----------------------------------------------------
Minority interest                                          0.1        0.1         --        1.0        0.3       --      (66.7)
Stockholders' equity                                     913.6      894.3      871.2      823.9      811.8      2.2       12.5
----------------------------------------------------------------------------------------------------------
       Total liabilities and stockholders'
         equity                                       $9,469.4   $9,346.9   $9,230.2   $9,000.0   $8,915.1      1.3        6.2
                                                      ====================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
               As of and for the three months ended March 31, 2005

                                YIELDS AND RATES

                                                       2005             2004           2004            2004            2004
                                                       First           Fourth          Third          Second          First
YIELDS/RATES (TAX-EQUIVALENT BASIS)                   Quarter          Quarter        Quarter        Quarter         Quarter
-------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS:
FEDERAL FUNDS SOLD AND SECURITIES
    PURCHASED UNDER AGREEMENTS TO RESELL                   2.16%            1.94%          1.48%           1.09%           1.01%

U.S. Treasury and government agencies                      3.53             3.62           3.53            3.50            3.44
Obligations of state and political subdivisions            8.76             8.80           8.75            8.71            8.55
Preferred stock                                            7.04             7.40           7.42            7.42            7.42
Mortgage-backed securities                                 4.09             4.06           4.08            3.94            4.12
Other securities                                           4.12             3.69           3.04            3.07            2.79
TOTAL INVESTMENT SECURITIES                                4.14             4.14           4.02            3.96            3.99

Commercial, financial, and agricultural                    5.46             5.02           4.51            4.20            4.16
Real estate - construction                                 6.06             5.38           4.93            4.46            4.42
Mortgage - commercial                                      5.82             5.38           4.85            4.76            4.82
TOTAL COMMERCIAL LOANS                                     5.66             5.18           4.67            4.40            4.38

Mortgage - residential                                     5.87             5.97           6.02            6.05            6.08
Consumer                                                   6.13             5.98           5.84            5.92            6.04
Secured with liquid collateral                             3.90             3.39           2.93            2.49            2.51
TOTAL RETAIL LOANS                                         5.49             5.27           5.07            5.00            5.06

TOTAL LOANS                                                5.60             5.21           4.81            4.60            4.61

TOTAL EARNING ASSETS                                       5.28             4.97           4.62            4.45            4.46

FUNDS USED TO SUPPORT EARNING ASSETS:
Savings                                                    0.25             0.26           0.21            0.13            0.13
Interest-bearing demand                                    0.77             0.74           0.52            0.37            0.37
Certificates under $100,000                                2.17             2.07           1.95            1.95            2.12
Local certificates $100,000 and over                       2.47             2.05           1.40            1.54            1.44
CORE INTEREST-BEARING DEPOSITS                             1.16             1.05           0.84            0.72            0.77

National certificates $100,000 and over                    2.47             1.92           1.48            1.16            1.13
TOTAL INTEREST-BEARING DEPOSITS                            1.60             1.36           1.06            0.88            0.91

Federal funds purchased and securities sold
    under agreements to repurchase                         2.55             2.05           1.62            1.35            1.37
U.S. Treasury demand                                       2.06             1.64           1.54            0.80            0.77
TOTAL SHORT-TERM BORROWINGS                                2.55             2.04           1.62            1.34            1.37

Long-term debt                                             4.37             3.97           3.44            3.21            2.81
TOTAL INTEREST-BEARING LIABILITIES                         1.91             1.61           1.29            1.08            1.08

TOTAL FUNDS USED TO SUPPORT EARNING ASSETS                 1.64             1.38           1.11            0.93            0.93

NET INTEREST MARGIN (TAX-EQUIVALENT BASIS)                 3.64             3.59           3.51            3.52            3.53

YEAR-TO-DATE NET INTEREST MARGIN                           3.64             3.57           3.52            3.52            3.53

Prime rate                                                 5.44             4.94           4.42            4.00            4.00

Tax-equivalent net interest income (in millions) $         78.5   $         77.5  $        75.0  $         73.4  $         72.9

AVERAGE EARNING ASSETS                                  8,630.4          8,505.9        8,423.5         8,295.3         8,224.0

Average rates are calculated using average balances based on historical cost and do not reflect market valuation adjustments.

              As of and for the three months ended March 31, 2005

                            SUPPLEMENTAL INFORMATION

                                                                           Three Months Ended
                                                     --------------------------------------------------------------------------
                                                                                                               % Change From:
                                                                                                               ----------------
                                                                                                                         Prior
                                                      Mar. 31,    Dec. 31,  Sept. 30,  June 30,    Mar. 31,     Prior    Year
                                                       2005        2004       2004       2004        2004      Quarter  Quarter
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME
Net income per share
     Basic                                           $    0.59   $    0.53  $   0.51  $    0.55   $     0.54    11.3      9.3
     Diluted                                              0.59        0.52      0.50       0.54         0.53    13.5     11.3
Weighted average shares outstanding (in thousands)
     Basic                                              67,480      67,379    67,321     66,309       66,160
     Diluted                                            68,233      68,238    68,468     67,454       67,493
Net income as a percentage of:
     Average assets                                       1.72%       1.51%     1.48%      1.63%        1.61%
     Average stockholders' equity                        17.80       15.75     15.71      17.82        17.69

ASSETS UNDER MANAGEMENT * (IN BILLIONS)
Wilmington Trust                                     $    26.5   $    26.5  $   24.6  $    24.3   $     24.3      --      9.1
Roxbury Capital Management                                 2.8         3.1       2.9        3.2          3.4    (9.7)   (17.6)
Cramer Rosenthal McGlynn                                   7.2         6.9       5.8        5.5          5.1     4.3     41.2
------------------------------------------------------------------------------------------------------------
     Combined assets under management                $    36.5   $    36.5  $   33.3  $    33.0   $     32.8      --     11.3
                                                     =======================================================

* Assets under management include estimates for values associated with certain assets that lack readily ascertainable values, such as limited partnership interests.

Full-time equivalent headcount                           2,462       2,428     2,375      2,356        2,340

CAPITAL (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Average stockholders' equity                         $   913.6   $   894.3  $  871.2  $   823.9   $    811.8     2.2     12.5
Period-end primary capital                             1,001.6       995.0     981.8      918.9        927.0     0.7      8.0
Per share:
     Book value                                          13.49       13.43     13.22      12.45        12.59     0.4      7.1
     Quarterly dividends declared                        0.285       0.285     0.285      0.285         0.27      --      5.6
     Year-to-date dividends declared                     0.285       1.125      0.84      0.555         0.27
Average stockholders' equity to assets                    9.65%       9.57%     9.44%      9.15%        9.11%
Total risk-based capital ratio                           12.05       11.60     11.97      12.55        12.75
Tier 1 risk-based capital ratio                           7.24        6.94      7.17       7.53         7.66
Tier 1 leverage capital ratio                             6.10        5.92      6.04       6.30         6.39

CREDIT QUALITY (IN MILLIONS)
Period-end reserve for loan losses                   $    90.4   $    89.7  $   91.3  $    92.5   $     91.2
Period-end nonperforming assets:
     Nonaccrual                                           39.5        56.4      60.7       41.8         40.6
     OREO                                                  0.2         0.2       0.2        0.2          1.1
     Renegotiated loans                                    5.1         5.2        --         --           --
Period-end past due 90 days                                3.2         5.5       7.6        5.0          6.2

Gross charge-offs                                          3.5         6.4       5.8        3.5          5.4
Recoveries                                                 1.1         0.8       1.7        1.6          1.2
Net charge-offs                                            2.4         5.6       4.1        1.9          4.2
Year-to-date net charge-offs                               2.4        15.8      10.2        6.2          4.2

Ratios:
     Period-end reserve to loans                          1.32%       1.33%     1.38%      1.43%        1.43%
     Period-end non-performing assets to loans            0.65        0.91      0.92       0.65         0.65
     Period-end loans past due 90 days to total loans     0.05        0.08      0.11       0.08         0.10
     Net charge-offs to average loans                     0.04        0.08      0.06       0.03         0.07

INTERNAL RISK RATING
Pass                                                     96.91%      96.58%    96.74%     96.24%       95.90%
Watchlisted                                               1.95        1.82      1.81       2.19         2.64
Substandard                                               0.90        1.35      1.21       1.31         1.21
Doubtful                                                  0.24        0.25      0.24       0.26         0.25

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
              As of and for the three months ended March 31, 2005

                        QUARTERLY BUSINESS SEGMENT REPORT

                                                                     Three Months Ended
                                                    ---------------------------------------------------------------
                                                     Mar. 31,     Dec. 31,    Sept. 30,      June 30,     Mar. 31,
(in millions)                                          2005         2004        2004           2004        2004
-------------------------------------------------------------------------------------------------------------------
REGIONAL BANKING
      Net interest income                           $    71.4    $   70.1    $     68.5    $     64.7   $     63.9
      Provision for loan losses                          (2.8)       (3.9)         (3.2)         (3.1)        (5.3)
      Noninterest income                                 12.3        11.0          13.0          12.1         13.3
      Noninterest expense                                35.7        36.9          36.1          34.0         34.4
-------------------------------------------------------------------------------------------------------------------
           Income before taxes & minority interest       45.2        40.3          42.2          39.7         37.5
                                                    --------------------------------------------------------------

WEALTH ADVISORY SERVICES
      Net interest income                           $     5.5    $    5.0    $      4.7    $      6.4   $      6.7
      Provision for loan losses                          (0.3)       (0.1)          0.3          (0.1)        (0.2)
      Noninterest income                                 40.4        38.5          34.4          34.9         36.8
      Noninterest expense                                36.3        37.0          33.2          32.2         33.4
-------------------------------------------------------------------------------------------------------------------
           Income before taxes & minority interest        9.3         6.4           6.2           9.0          9.9
                                                    --------------------------------------------------------------

CORPORATE CLIENT SERVICES
      Net interest income                           $     2.8    $    3.1    $      2.3    $      2.2   $      2.6
      Provision for loan losses                            --          --            --            --           --
      Noninterest income                                 20.2        20.3          19.4          20.7         20.3
      Noninterest expense                                17.3        17.6          17.6          16.2         15.4
-------------------------------------------------------------------------------------------------------------------
           Income before taxes & minority interest        5.7         5.8           4.1           6.7          7.5
                                                    --------------------------------------------------------------

AFFILIATE MANAGERS *
      Net interest income                           $    (2.1)   $   (1.8)   $     (1.5)   $     (1.1)  $     (1.4)
      Provision for loan losses                            --          --            --            --           --
      Noninterest income                                  4.5         4.6           2.6           2.5          2.3
      Noninterest expense                                  --          --            --            --           --
-------------------------------------------------------------------------------------------------------------------
           Income before taxes & minority interest        2.4         2.8           1.1           1.4          0.9
                                                    --------------------------------------------------------------

TOTAL WILMINGTON TRUST CORPORATION
      Net interest income                           $    77.6    $   76.4    $     74.0    $     72.2   $     71.8
      Provision for loan losses                          (3.1)       (4.0)         (2.9)         (3.2)        (5.5)
      Noninterest income                                 77.4        74.4          69.4          70.2         72.7
      Noninterest expense                                89.3        91.5          86.9          82.4         83.2
                                                    --------------------------------------------------------------
           Income before taxes & minority interest  $    62.6    $   55.3    $     53.6    $     56.8   $     55.8
                                                    ==============================================================

* Affiliate managers comprise Cramer Rosenthal McGlynn and Roxbury Capital Management.

Segment data for prior periods may differ from previously published figures due to changes in reporting methodology and/or organizational structure.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
               As of and for the three months ended March 31, 2005

                      YEAR-TO-DATE BUSINESS SEGMENT REPORT

                                                                    Three Months Ended
                                                     -------------------------------------------------
                                                     Mar. 31,    Mar. 31,        $            %
(in millions)                                          2005        2004        Change        Change
------------------------------------------------------------------------------------------------------
REGIONAL BANKING
      Net interest income                            $   71.4   $     63.9   $       7.5        11.7 %
      Provision for loan losses                          (2.8)        (5.3)         (2.5)      (47.2)
      Noninterest income                                 12.3         13.3          (1.0)       (7.5)
      Noninterest expense                                35.7         34.4           1.3         3.8
------------------------------------------------------------------------------------------------------

           Income before taxes & minority interest       45.2         37.5           7.7        20.5

WEALTH ADVISORY SERVICES
      Net interest income                            $    5.5   $      6.7   $      (1.2)      (17.9)%
      Provision for loan losses                          (0.3)        (0.2)          0.1        50.0
      Noninterest income                                 40.4         36.8           3.6         9.8
      Noninterest expense                                36.3         33.4           2.9         8.7
------------------------------------------------------------------------------------------------------
           Income before taxes & minority interest        9.3          9.9          (0.6)       (6.1)

CORPORATE CLIENT SERVICES
      Net interest income                            $    2.8   $      2.6   $       0.2         7.7 %
      Provision for loan losses                            --           --            --          --
      Noninterest income                                 20.2         20.3          (0.1)       (0.5)
      Noninterest expense                                17.3         15.4           1.9        12.3
------------------------------------------------------------------------------------------------------
           Income before taxes & minority interest        5.7          7.5          (1.8)      (24.0)

AFFILIATE MANAGERS *
      Net interest income                            $   (2.1)  $     (1.4)  $      (0.7)      (50.0)%
      Provision for loan losses                            --           --            --          --
      Noninterest income                                  4.5          2.3           2.2        95.7
      Noninterest expense                                  --           --            --          --
------------------------------------------------------------------------------------------------------
           Income before taxes & minority interest        2.4          0.9           1.5       166.7

TOTAL WILMINGTON TRUST CORPORATION
      Net interest income                            $   77.6   $     71.8   $       5.8         8.1 %
      Provision for loan losses                          (3.1)        (5.5)         (2.4)      (43.6)
      Noninterest income                                 77.4         72.7           4.7         6.5
      Noninterest expense                                89.3         83.2           6.1         7.3
------------------------------------------------------------------------------------------------------
           Income before taxes & minority interest   $   62.6   $     55.8    $      6.8        12.2
                                                     ===============================================

* Affiliate managers comprise Cramer Rosenthal McGlynn and Roxbury Capital Management.

Segment data for prior periods may differ from previously published figures due to changes in reporting methodology and/or organizational structure.